Exhibit 99.2
Under Armour: 1Q16 Earnings Call, April 21, 2016 (Chip Molloy)

Thanks, Kevin. Before I begin, I want to quickly express my gratitude to the entire Under Armour team for this opportunity to be part of such a powerful growth story. Approaching 100 days in the role, I have been extremely impressed by the unwavering drive of this culture and the strength and depth of the team across the board.

Now I would like to turn our focus to the details of our first quarter 2016 financial results followed by our updated outlook for the remainder of the year.

Our revenues for the first quarter of 2016 increased 30% to $1.05 billion. On a currency neutral basis, first quarter revenues increased 32%. While we are experiencing some changing dynamics among our domestic wholesale partner base, the increased diversity of our global channels and product lines continues to drive strong results.

During the first quarter, our wholesale revenues grew 28% to $744 million. Our Direct-to-Consumer revenues grew 33% to $266 million, holding steady year-over-year at approximately 25% of revenues in what has been our lowest quarter from a mix perspective the past two years. In Direct-to-Consumer, our store count at the end of the quarter included 198 company owned stores globally, comprised of 162 Factory House stores and 36 Brand House stores. We also increased our total number of in-country websites to 26 with the opening of our site in Mexico. During the quarter, licensing revenues grew 15% to $19 million and Connected Fitness revenues grew 119% to $19 million.

On the product category front, Apparel revenues increased 20% to $667 million compared to $555 million in the prior year's quarter led by growth in Training, Golf, and new innovation platforms such as Microthread and CoolSwitch.

First quarter Footwear revenues increased 64% to $264 million from $161 million in the prior year's quarter. The Curry 2 signature basketball shoe continues to be a clear leader in the category and we are also excited about the reaction to some of our new pinnacle running styles including our updated SpeedForm Gemini 2 as well as our first smart shoe, the SpeedForm Gemini 2 Record Equipped.

Our Accessories revenues during the first quarter increased 26% to $80 million from $63 million in the prior year's quarter, primarily driven by our new lines of headwear and bags.

On a regional basis, North American revenues in the first quarter increased 26% to $881 million compared to $701 million during the same period last year. On a currency neutral basis, North America revenues increased 27%. One of our key stories domestically continues to be the strategic initiatives we embarked upon early last year to improve service levels for our wholesale customers. Although these initiatives carried an associated investment in inventory beginning in the second quarter last year, we have seen significant improvement in our customer fulfillment rates supporting growth in North American sales.

International revenues increased 56% to $149 million in the first quarter to reach 14% of total revenues, representing a 200 basis point increase from the year ago period and on pace to reach our Investor Day target of 18% of revenues by 2018. On a currency neutral basis, International revenues increased 65%.

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Starting with Asia-Pacific, China emerged as our largest international country, nearly tripling the year ago revenue base. Our positioning as the premium performance brand in the market is resonating with consumers and we are particularly encouraged by the relatively higher mix of Footwear and Women's.

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In the EMEA region, as Kevin mentioned, we are strengthening our partnerships with key sporting goods accounts and continuing to invest in controlled retail space to elevate our positioning and brand awareness. We are also extending our brand reach by building some of our newer distributor relationships in areas such as the Middle East, Turkey, and North and South Africa.

•	And in Latin America, we remain in the early stages of our growth story as we build our distribution and product mix in our primary markets of Mexico, Chile, and Brazil.

Moving on to margins, first quarter gross margins decreased 100 basis points to 45.9% compared to 46.9% in the prior year's period. As we forecasted on our last quarterly call, higher liquidations to clear through excess inventory and foreign currency exchange rates negatively impacted gross margin by approximately 100 basis points and 70 basis points, respectively. These negative impacts were partially offset by favorable product margins, led primarily by cost improvements, benefiting gross margin by approximately 60 basis points.

Selling, general and administrative expenses grew 27% to $446 million compared to $350 million during the first quarter of last year. Growth was predominantly driven by investments in our Direct-to-Consumer businesses, both retail and E-Commerce, and overall headcount to support our growth and strategic initiatives such as Connected Fitness and sport category management. Marketing expenses grew 14% for the quarter.

Operating income for the first quarter increased 26% to $35 million compared with $28 million in the prior year period.

Interest expense increased approximately $2 million compared to the prior year period driven by higher debt levels from our Connected Fitness acquisitions in 2015 and other working capital needs. Within our other income and expense line, we recorded a gain of $3 million versus a $2 million loss in the prior year period. The gain was driven by an improvement in foreign currency exchange rates towards the end of the quarter which favorably impacted our required period end balance sheet adjustments. In addition, the company tax rate in the first quarter was 42.0% compared to 50.3% in the prior year, primarily driven by international losses decreasing as a percentage of our overall pre-tax income.

Our first quarter net income increased 63% to $19 million compared to $12 million in the prior year period, while our diluted earnings per share increased 62% to $0.04. As a reminder, diluted earnings per share calculations for both periods reflect the Company's Class C Stock Dividend effective April 7, 2016, which has the same effect as a two-for-one stock split. On a pre-split basis, EPS would have been $0.09 for the first quarter this year compared to $0.05 in the prior year period.

On the balance sheet, total cash and cash equivalents for the quarter decreased to $157 million compared with $225 million at March 31, 2015. Inventory for the quarter increased 44% to $834 million compared to $578 million at March 31, 2015. As previously mentioned, the strategy to improve wholesale customer service levels resulted in elevated inventory investments beginning in the second quarter of last year. We expect the growth in inventory will be more in line with sales as we begin to anniversary this strategy during the second quarter of this year. Accounts receivable grew 43% to $566 million compared to $396 million at the end of the first quarter of last year. Total debt increased to $935 million as compared to $669 million at March 31, 2015.

Looking at our cash flows, our investment in capital expenditures was $91 million for the first quarter compared to $68 million in the prior year's period. We continue to expect to spend between $450 and $475 million for the full year, including investments in our global headquarters in Baltimore, our SAP platform, and global Direct-to-Consumer.

Now moving onto our guidance for the remainder of 2016. Based on our current visibility, we are slightly raising both our revenue expectations to approximately $5.0 billion, representing growth of 26%, and our operating income expectations to a range of approximately $503 million to $507 million, representing growth of 23% to 24%. Gross margins for the full year are expected to be relatively flat when compared to last year and based on our outlook of $5.0 billion in revenues, SG&A is expected to grow approximately 27%. The anticipated deleverage in expenses is a result of our continued focus on making the right investments to drive our long-term global success.

Below the operating line, we expect interest expense to increase to approximately $35 million in 2016 from the higher debt levels to support our business. In addition, we continue to expect a full year tax rate of approximately 38.5% and fully diluted weighted average shares outstanding of approximately 446 million adjusted for the Class C Stock Dividend.

For the second quarter, we expect revenues to grow at a rate in the high 20s led by many of the same factors from our first quarter, including strength in Footwear and International and continued strategies to better service our customers. In addition, we expect our gross margin percentage to be relatively flat and operating income of $40 to $42 million, representing 25% to 32% growth.

Before we turn it over to Q&A, I wanted to reiterate how excited I am to be working with Kevin and the entire Under Armour team. This is an incredible brand and I look forward to promoting and protecting our growth ahead. One of the key members of this team, Dave Bergman, our SVP of Corporate Finance, will be joining us this morning to provide assistance with your questions. Dave brings nearly 12 years of finance and accounting leadership at Under Armour to the table and he will continue to assist me as I seek to understand all aspects of our global business. Finally, I look forward to beginning a dialogue with many of you on this call in the upcoming months.

Forward Looking Statements
Some of the statements contained in this script constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, the implementation of our marketing and branding strategies, and the future benefits and opportunities from acquisitions. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,”  “potential” or the negative of these terms or other comparable terminology.  The forward-looking statements contained in this script reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending; the financial health of our customers; our ability to effectively manage our growth and a more complex global business; our ability to successfully manage or realize expected results from acquisitions and other significant investments or capital expenditures; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; risks related to foreign currency exchange rate fluctuations; our ability to effectively market and maintain a positive brand image; our ability to comply with trade and other regulations; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption in such systems or technology; risks related to data security or privacy breaches; our ability to raise additional capital required to grow our business on terms acceptable to us; our potential exposure to litigation and other proceedings; and our ability to attract and retain the services of our senior management and key employees. The forward-looking statements contained in this script reflect our views and assumptions only as of the date of this script. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Non-GAAP Financial Information
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).  However, this script refers to certain “currency neutral” financial information and pre-Class C dividend earnings per share, each of which are non-GAAP financial measures.  The Company provides a reconciliation of these non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP.

Currency neutral financial information is calculated to exclude foreign exchange impact.  Management believes this information is useful to investors to facilitate a comparison of the Company's results of operations period-over-period.  Pre-Class C dividend earnings per share refers to the Company’s net income available per common share, diluted, prior to giving effect to the Company’s issuance of its Class C non-voting common stock on April 7, 2016. The Company’s financial statements for the quarterly period ended March 31, 2016 reflect the dividend of the Class C non-voting common stock.

These non-GAAP financial measures should not be considered in isolation and should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.  In addition, the Company's non-GAAP financial information may not be comparable to similarly titled measures reported by other companies.

Currency Neutral Net Revenue Growth Reconciliation

Quarter Ended March 31,
Total Net Revenue	2016
Currency neutral net revenue growth - Non-GAAP	32.0%
Foreign exchange impact	(1.8)%
Net revenue growth - GAAP	30.2%

North America
Currency neutral net revenue growth - Non-GAAP	26.6%
Foreign exchange impact	(0.9)%
Net revenue growth - GAAP	25.7%

International
Currency neutral net revenue growth - Non-GAAP	64.6%
Foreign exchange impact	(9.0)%
Net revenue growth - GAAP	55.6%

Non-GAAP Net Income Available Per Share Reconciliation
The following table provides a reconciliation of pre-Class C dividend earnings per share to the most directly comparable financial measure calculated in accordance with GAAP.

In thousands, except per share amounts	Quarter Ended March 31, 2016
	GAAP Actual	Adjustments	Non-GAAP Results
Numerator
Net income	$19,180		$19,180
Denominator
Weighted average common shares outstanding - diluted	443,260	(221,630)	221,630
Net income available per common share - diluted	$0.04		$0.09